For Immediate Release

Contact:
DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3600

DOV Pharmaceutical, Inc. Announces Expiration of Offer to Repurchase 2.50% Convertible Subordinated Debentures Due 2025, and Agreement in Principle with Ad Hoc Committee of Bondholders

SOMERSET, NJ, January 3, 2007 - DOV Pharmaceutical, Inc. (Pink Sheets: DOVP.PK) announced that its offer to repurchase its 2.50% Convertible Subordinated Debentures due 2025 expired yesterday at 5:00 p.m., New York City time. Through the expiration of the offer, DOV received tenders of debentures in the aggregate principal amount of $67.8 million, representing approximately 96.9% of the $70.0 million in aggregate principal amount of outstanding debentures. DOV was obligated to make the offer to repurchase to all bondholders under the indenture governing the debentures following the delisting of DOV’s common stock from The NASDAQ Global Market.

DOV does not presently have the capital necessary to repurchase the debentures that have been tendered. As a result, no debentures will be accepted for payment by DOV in connection with the offer, and all of the debentures will be returned to the holders and remain outstanding. DOV’s failure to pay for the debentures tendered to it for repurchase will constitute an event of default under the indenture governing the debentures, which may result in the exercise of available remedies by the bondholders under the indenture and applicable law.

While DOV has no commitments or binding agreements for any financing or restructuring of its capital structure, it continues to explore a variety of initiatives to address its current capital structure issues and improve its liquidity position. In particular, DOV is currently in discussions with an ad hoc committee of holders of the outstanding debentures. DOV has entered into a non-binding letter of intent with certain members of the ad hoc committee holding approximately 66.7% of the debentures regarding a consensual restructuring of DOV’s obligations under the debentures. In connection with the execution of the letter of intent, until January 16, 2007, these bondholders have agreed not to take any actions or exercise any remedies relating to DOV’s failure to repurchase the debentures pursuant to the offer, unless DOV commences any bankruptcy or similar proceeding or such a proceeding is commenced against DOV.

The proposed restructuring is expected to be in the form of an offer to exchange the outstanding debentures for a combination of cash of $212.50 per $1,000 principal amount of debentures (approximately $14.9 million in the aggregate) and shares of convertible preferred stock representing approximately 80% of DOV’s outstanding equity following the completion of the offer. The preferred stock would be convertible by the holders into shares of common stock, and also would automatically convert at specified points in time, following stockholder approval and filing of an amendment to DOV’s charter increasing the number of shares of authorized common stock as necessary to accommodate such conversion. The preferred stock would vote with the common stock as a single class on an as-converted basis, and would entitle the holders to initially appoint a majority of DOV’s Board of Directors.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

It is also contemplated that, in connection with the restructuring, holders of DOV’s outstanding common stock would receive warrants to purchase additional shares of common stock constituting approximately 20% of the outstanding equity of DOV after giving effect to the exchange offer. In general, the exercise price for the warrants would be set so as to effectively provide the holders of the preferred stock with investment value equal to the principal amount of the debentures not returned in cash in the exchange offer.

As with any non-binding arrangement, no assurance can be given as to when and if DOV will succeed in concluding negotiations of such agreement with the holders of the debentures on the terms outlined above or at all, nor as to whether DOV will ultimately commence the exchange offer and/or satisfy all of the conditions to the exchange offer and other related transactions. DOV does not intend to issue any other public statements concerning the proposed restructuring of its obligations under the debentures until definitive documentation has been executed or the exchange offer is commenced, or this process is otherwise terminated. If DOV is unable to restructure its obligations under the debentures or otherwise raise sufficient funds to repay the debentures, it may be forced to seek protection under the United States bankruptcy laws.
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This press release shall not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. DOV has not commenced the exchange offer referred to above.  If the exchange offer is commenced, DOV will provide holders of the debentures with written materials explaining the full terms and conditions of the exchange offer, and will also file these materials with the Securities and Exchange Commission. When and if these materials become available, holders should read them carefully, as well as any amendments or supplements to those documents, because they will contain important information.  Once the materials are filed with the SEC, they will be available free of charge at the SEC’s website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to holders of its outstanding debentures upon request to Investor Relations (732.907.3600).

This press release may be deemed to be solicitation material in respect of the potential proposal to stockholders to increase the number of authorized shares of common stock of DOV. If DOV determines to present such proposal to its stockholders, DOV would file with the SEC a proxy statement and other relevant materials. Stockholders are urged to read the proxy statement and any other relevant materials filed by DOV because they will contain important information. Once the materials are filed with the SEC, they will be available free of charge at the SEC’s website—www.sec.gov. In addition, DOV will provide copies of these documents free of charge to stockholders upon request to Investor Relations (732.907.3600).

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

DOV and its executive officers and directors may be deemed to be participants in the solicitation of proxies from DOV stockholders in favor of any such proposal. Stockholders may obtain information regarding the direct and indirect interests of DOV and its executive officers and directors with respect to the proposal by reading the proxy statement, if and when filed with the SEC.

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About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders.  The Company’s product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding the proposed restructuring of our obligations under the debentures.  You can also identify forward-looking statements by the following words:  may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology.  We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident.  Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control.  Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

•	complete negotiations with our bondholders regarding a consensual restructuring of our obligations under the debentures;

•	successfully implement and satisfy all conditions to any such restructuring;

•	raise substantial additional capital in order to repay the debentures;

•	raise substantial additional capital in order to fund operations;

•	obtain and maintain all necessary patents, licenses and other intellectual property rights;

•	demonstrate the safety and efficacy of product candidates at each stage of development;

•	perform required regulatory close-out activities for our clinical programs for bicifadine, our novel analgesic;

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax

•	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

•	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

•	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;

•	obtain and maintain collaborations as required with pharmaceutical partners;

•	obtain substantial additional funds; and

•	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2006 and our quarterly report on Form 10-Q for the quarter ended September 30, 2006.  We qualify all our forward-looking statements by these cautionary statements.  Readers should not place undue reliance on our forward-looking statements.  We do not undertake any obligation and do not intend to update any forward-looking statement.

150 Pierce Street, Somerset, NJ 08873 (732) 907-3600; (732) 907-3799-fax